Meredith Enterprises, Inc.
3000 Sand Hill Road, Building 2, Suite 120
Menlo Park, California 94025
(650) 233-7140
(650) 233-7160 Fax

September 3, 2004

Re:  2004 Proxy for Meredith Enterprises, Inc.

Dear Stockholder:

You should have recently received proxy materials for the Annual Meeting of Stockholders of Meredith Enterprises, Inc. to be held on September 21. We are very pleased with the high level of support from the responses we have received to date. However, according to our records, we have not yet received a proxy from you. YOUR VOTE IS EXTREMELY IMPORTANT TO THE COMPANY.

Unless we receive proxies from the holders of a majority of the outstanding shares of Common Stock, we will not be able to elect or re-elect the three directors on the ballot or approve the other proposals.

PLEASE NOTE – For the reasons given in the proxy statement dated August 5, 2004, your Board of Directors believes that adoption of the proposals on the agenda are in the best interests of the company and its stockholders and recommends a vote FOR the directors standing for election and FOR the other proposals.

Regardless of the number of shares you may own, we urge you to sign and date the enclosed duplicate proxy card and return it in the enclosed postage paid envelope. If you have already returned your proxy card, we appreciate your efforts on our behalf.

Sincerely,

/s/ Allen K. Meredith
Allen K. Meredith
President, Chief Executive Officer and
Chairman of the Board of Directors